Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-146595 and 333-207626) of Uwharrie Capital Corp of our report dated March 9, 2022, with respect to the consolidated financial statements of Uwharrie Capital Corp and Subsidiaries, included in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Dixon Hughes Goodman LLP

Asheville, North Carolina

March 9, 2022